Barnes Group Inc.

123 Main Street

Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. NOTIFIES STOCKHOLDERS

OF CLASSIFICATION FOR 2008 AND 2009 CASH DISTRIBUTIONS

BRISTOL, Conn., December 21, 2009 - Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today announced anticipated classifications for cash distributions for the 2008 and 2009 calendar years to assist its stockholders in their tax planning.

The 2008 cash distributions will be reclassified as a partial dividend and a partial non-dividend distribution. Impacted stockholders for the 2008 calendar year will receive a corrected IRS tax form 1099. The cash distributions during 2009 are anticipated to be wholly classified as a non-dividend distribution. The 2009 distribution will be appropriately reflected on the 2009 IRS tax form 1099. Stockholders who have questions regarding the impact on their taxes should consult with their personal tax advisor.

Barnes Group Inc. and its predecessor companies have paid a dividend to stockholders on a continuous basis since 1934.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support. Founded in 1857, 4,900 dedicated employees at more than 60 locations worldwide are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com. Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management's good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as "anticipated," "believe," "expect," "plans," "strategy," "estimate," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:

Brian D. Koppy - 860.973.2126

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